Exhibit 99.1
BACKWEB REPORTS Q3 2006 RESULTS AND WILL HOST BUSINESS
OVERVIEW CONFERENCE CALL NOVEMBER 9th AT 11:30 A.M. EST
SAN JOSE, Calif., November 8, 2006 — BackWeb Technologies Ltd. (Nasdaq: BWEB), a leading provider of offline and mobile Web software, today reported financial results for its third quarter and nine months ended September 30, 2006. The Company will hold a conference call tomorrow at 11:30 a.m. EST (details above) to review its business strategy and its year-to-date financial performance. All investors are encouraged to participate in the call or to review the replay which will be available online.
BackWeb reported Q3 2006 revenue of $0.72 million, below revenue of $1.14 million in Q2 2006 and revenue of $1.78 million in Q3 2005. The decrease in total revenue is the result of lower license and consulting revenue, offsetting strength in maintenance revenue. License revenue declined as certain larger opportunities with customers were initiated via smaller pilot projects as part of longer sales cycles. The pilots carry with them the potential for additional and more substantial revenue in future quarters as their results are reviewed. Pilots initiated in the third quarter were with a branch of the U.S. Department of Defense as well as with a major medical device manufacturer. Consulting revenue was in line with Q2 2006 levels and lower as compared to Q3 2005 due to the previously announced strategy of working with services partners in some of the Company’s services activities. Maintenance revenue continued to demonstrate strong renewal trends as Q3 2006 maintenance revenue was $516,000, compared to $493,000 in Q2 2006 and $504,000 in Q3 2005.
License sales in the Q3 2006 period were $61,000 and reflected modest sales to Novartis Pharmaceuticals and Abbot Vascular (which acquired the vascular/endovascular businesses of Guidant, a previous BackWeb client), as well as some revenue recognition from previously announced sales. Additional license revenue of approximately $100,000 was booked with other customers during the quarter and will be recognized in future periods. As anticipated, Q3 2006 included no license revenue contribution from F-Secure Corporation, whereas during Q3 2005 the Company recognized license revenue of $375,000 from this customer relating to a large one-time order.
Including approximately $200,000 in severance and other costs for personnel and expense reductions announced at the time of the Company’s second quarter results, total net expenses in

Q3 2006 were $2.3 million, resulting in a net loss of $1.56 million, or $0.04 per share. This compares to a net loss of $1.1 million, or $0.03 per share, in Q2 2006 and a net loss of $208,000, or $0.01 per share, in Q3 2005. Non-cash stock-based compensation (FAS 123R) related expenses of approximately $100,000 and $300,000, were included in operating expenses for Q3 2006 and the first nine months of 2006, respectively, with no comparable expense reflected for Q3 2005 and the first nine month results of 2005.
BackWeb’s CEO, Bill Heye, stated, “Obviously our sales execution was below our expectations this quarter, though we believe we have developed a good pipeline of larger-sized opportunities for delivering valuable solutions to prospects. These opportunities sometimes have long sales cycles that include initial pilots prior to possible larger rollouts. We believe our strong maintenance renewals are evidence of the lasting value our product delivers to customers, and the main challenge we have in building the business is finding the most profitable way to market and sell our product.
“To that end, we are in the midst of a transition from a heavily direct sales-oriented model to one that makes substantial use of partner and channel marketing and sales. We believe this transition is a key both to growing the business and managing our operating expenses, but we must continue executing on direct sales even while building our partnerships to enable growth. On the partner front we have made important progress, announcing a new partnership last month, and we believe we will see more progress in the coming quarters. Of note, our existing partnerships were very active in the third quarter. Our relationships with Oracle/PeopleSoft and a major service partner led to the pilot engagement with the medical device manufacturer, and our Department of Defense pilot was initiated in conjunction with another of our major service partners.”
Ken Holmes, BackWeb’s VP Finance said, “The cost reductions we identified at the close of Q2 2006 have been largely implemented and the benefit of these actions will begin to impact our performance in Q4 2006. We are currently anticipating expense levels to be approximately $1.8 million in Q4 2006, and we are in the process of implementing further cost reductions that we believe should bring our operating expenses down to approximately $1.5 million per quarter by Q1 or Q2 of 2007. These reductions involve personnel and non-personnel expenses and further streamlining of our operations as we focus our efforts and spending on our most productive go-to-market activities, relationships and personnel.
“Our cash position declined to $5.3 million as of September 30,, 2006. Given our cost reduction actions and discipline, we believe BackWeb has sufficient capital to meet the needs of our planned spending levels and to execute on our business plan in the near term.”

Nasdaq Non-Compliance:
Mr. Holmes added, “With respect to our previously announced non-compliance with the Nasdaq Capital Market’s minimum requirements for continued listing, after thorough review by management, advisors and the board of directors, we have decided to take no action, such as a reverse split, to stay the expected delisting our shares on or after January 16, 2007. Our decision was based on our review of the requirements for continued listing, the costs, resources and risks associated with efforts aimed at delaying or preventing such a delisting, and the relative benefit of deploying our resources in support of our business. If as expected, we do receive a determination by Nasdaq to delist our common shares from the Capital Market, we intend to actively pursue the transfer of our common stock listing to the OTC Bulletin Board, an exchange that we believe provides adequate liquidity for a company of our size.”
About BackWeb Technologies:
BackWeb (http://www.backweb.com) mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s patented web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation, CRM, e-learning and training and Human Capital Management (HCM). Content examples include document repositories and rich media.
BackWeb customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, GE Healthcare, Hewlett-Packard, Johnson & Johnson, KLA Tencor, Lam Research, and Pfizer. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft and SAP. BackWeb’s operations are centred in San Jose, California, New York, New York, and Rosh Ha ‘akin, Israel. Make every minute of your mobile professional’s day productive; visit www.backweb.com or call (877) 222-5932.
© 2006 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.
Cautionary Note regarding Forward-Looking Statements
Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, statements regarding: the demand for the Company’s products and services and its pipeline of opportunities; the level of activity and sales prospects with the Company’s partners; that pilot or other larger future opportunities will mature into future revenues; the Company’s ability to transition from a heavily direct sales oriented model to one that primarily depends on partner and channel sales; the Company’s ability to execute on direct opportunities and to continue to build partnerships; the adjustment of expense levels, and the expected benefit of these actions in the future; and the Company’s ability to regain compliance with NASDAQ’s minimum bid price per share requirement. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to: the Company has a history of operating losses and expects to continue to incur losses; the uncertainty of market acceptance of offline access products or our ability to license those products to customers; general economic conditions or any downturn in IT industry spending; the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs; and the potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our report on Form 10-Q for the quarter ended June 30, 2006, which contain more detailed descriptions of the risk factors facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue:
License	$61	$942	$1,314	$2,569
Service	663	840	2,208	2,588

Total revenue	724	1,782	3,522	5,157

Cost of revenue:
License	26	14	67	27
Service	149	183	570	533

Total cost of revenue	175	197	637	560

Gross profit	549	1,585	2,885	4,597

Operating expenses:
Research and development	541	530	1,742	1,670
Sales and marketing	928	787	2,980	2,317
General and administrative	699	511	1,780	1,359

Total operating expenses	2,168	1,828	6,502	5,346

Loss from operations	(1,619)	(208)	(3,617)	(749)

Finance and other income, net	56	35	115	61

Net loss	$(1,563)	$(208)	$(3,502)	$(688)

Net loss per share	$(0.04)	$(0.01)	$(0.08)	$(0.02)

Shares used in computing net loss per share	41,266	41,036	41,229	40,971

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2006	2005

	Unaudited

ASSETS
Current assets:
Cash and investments	$5,268	$7,876
Trade accounts receivable, net	722	1,554
Other current assets	424	325

Total current assets	6,414	9,755

Long-term investments and other assets	44	35
Property and equipment, net	158	213

Total assets	$6,616	$10,003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,805	$1,978
Deferred revenue	882	976

Total current liabilities	2,687	2,954

Long-term liabilities	—	8
Total shareholders’ equity	3,929	7,041

Total liabilities and shareholders’ equity	$6,616	$10,003

Contacts:
MEDIA	INVESTORS
Rachel Clark	David Collins
BackWeb Technologies	Jaffoni & Collins
(408) 933-1771	(212) 835-8500
rclark@backweb.com	bweb@jcir.com
# # #